Exhibit 10.16

PALMSOURCE, INC.

SEVERANCE AGREEMENT

This Agreement is made by and between PalmSource, Inc. (the “Company”), and you, Larry Slotnick, as of June 6, 2003 (the “Effective Date”). For purposes of this Agreement, the “Company” shall include any parent or subsidiary of the Company, unless the context clearly requires otherwise.

This Agreement is intended to strongly encourage you to remain with the Company by providing you with certain severance benefits in the event that your employment with the Company terminates under certain circumstances. This Agreement also is intended to provide you with enhanced financial security in recognition of your past and future service to the Company.

1. Eligibility for Severance Benefits. You will be entitled to the payments and benefits described in Section 2 only if: (a) either (1) the Company terminates your employment for a reason other than Cause, death or Disability, or (2) you voluntarily terminate your employment with the Company for Good Reason, and (b) you both (1) sign and deliver to the Company a Release of Claims satisfactory to the Company, and (2) comply with all of the terms of this Agreement, including (but not limited to) Section 7 regarding Non-Solicitation of Employees; provided, however, that in the event you are employed by a subsidiary of the Company that is involved in a Spin-Off (as defined in Section 8), then you shall not be deemed to have been terminated for Cause nor shall you be permitted to terminate for Good Reason and receive the benefits described hereunder on account of the Spin-Off, but rather such subsidiary shall be deemed to be a successor of the Company (as determined under Section 8) and this Agreement shall inure to the benefit of the parties described in Section 8. Notwithstanding the preceding, if your termination of employment would qualify you for payments and benefits under your Management Retention Agreement with the Company dated June 6, 2003, you will receive neither the payments nor the benefits described in Section 2. Instead, you will receive the payments and benefits to which you are entitled under your Management Retention Agreement.

2. Severance Benefits. If you meet the eligibility requirements described in Section 1, you will receive the following.

(a) Lump Sum Payments. You will receive a lump sum payment equal to 100% of your annual base salary in effect immediately prior to the date of your termination of employment (the “Termination Date”). The payments will be made on the Termination Date.

(b) Option Vesting. Any shares covered by Company stock options, (whether granted to you before, on or after the Effective Date) that are unvested and unexpired on the Termination Date, except for options that vest solely upon the achievement of a performance objective or objectives or options that have their vesting accelerate upon the achievement of a performance objective or objectives, will become fully vested and exercisable on the Termination Date if the shares otherwise would have vested (solely by virtue of your continued employment with the Company and not, directly or indirectly, due to a change of control of the Company) during the one-year period commencing on the Termination Date. Any other unvested options will be forfeited on the Termination Date.

(c) Lapse of Restrictions on Restricted Stock. Fifty percent of any shares of stock that you have purchased from the Company that remain subject to a right of repurchase on the Termination Date will vest on the Termination Date and the Company’s right of repurchase will terminate on that date, except for shares that vest and have the Company’s right of repurchase terminate solely upon the achievement of a performance objective or objectives or shares that have their vesting accelerate and have the Company’s right of repurchase terminate upon the achievement of a performance objective or objectives.

(d) Other Benefits. The Company will provide you with health, dental and vision benefits coverage during the one-year period beginning on the Termination Date, but only if you elect continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), within the time period prescribed pursuant to COBRA. For the duration of the one-year period, the Company will pay the COBRA premiums otherwise payable by you (and your eligible dependents). After the one-year period, you will be responsible for the payment of any COBRA premiums. The Company will not reimburse you for any taxable income imputed to you because the Company has paid your COBRA premiums (or those of your eligible dependents).

(e) Accrued Wages and Paid-Time Off; Expenses. The Company will pay you: (1) any unpaid base salary due for periods prior to the Termination Date, (2) all of your accrued and unused paid-time off (“PTO”) through the Termination Date, and (3) following your submission of proper expense reports, the total unreimbursed amount of all expenses incurred by you in your duties of employment with the Company that are reimbursable in accordance with the Company’s then-existing policies. These payments will be made promptly upon your employment termination and within the period of time mandated by law.

3. Other Terminations of Employment. If your employment with the Company is terminated by the Company for Cause, death or Disability, or if you voluntarily terminate your employment other than for Good Reason, you will not be entitled to receive any of the payments or benefits described in Section 2 of this Agreement. However, you may be eligible for benefits under the Company’s severance and benefit plans and policies on the Termination Date. In addition, the Company will pay you: (1) any unpaid base salary due for periods prior to the Termination Date, (2) all of your accrued and unused PTO through the Termination Date, and (3) following your submission of proper expense reports, the total unreimbursed amount of all expenses incurred by you in your duties of employment with the Company that are reimbursable in accordance with the Company’s then-existing policies. These payments will be made promptly upon your employment termination and within the period of time mandated by law.

4. Definition of Terms. The following terms used to in this Agreement shall have the following meanings:

(a) Cause. “Cause” means (1) your failure to perform the duties of your position (as they may exist from time to time) to the reasonable satisfaction of the Company’s Chief Executive Officer after receipt of a written warning; (2) any act of dishonesty taken in connection with your responsibilities as an employee that is intended to result in your substantial personal enrichment; (3) your conviction or plea of no contest to a crime that negatively reflects on your fitness to perform your duties or harms the Company’s reputation or business; (4) willful misconduct by you that is injurious to the Company’s reputation or business; or (5) your willful violation of a material Company employment policy. For purposes of determining whether Cause exists, an act or failure to act will be deemed “willful” only if effected not in good faith or without reasonable belief that the action or failure to act was in the best interests of the Company.

(b) Disability. “Disability” means your being unable to perform the principal functions of your duties due to a physical or mental impairment, but only if such inability has lasted or is reasonably expected to last for at least six months. The Company will determine whether a Disability exists based on evidence provided by one or more physicians approved by the Company.

(c) Good Reason. “Good Reason” means, without your written consent: (1) your being assigned to duties by the Company that are substantially inconsistent with your training, education and professional experience; (2) your principal work location being moved more than 60 miles from its location on the Effective Date; (3) the Company reducing your aggregate base salary and target bonus opportunity (“Base Compensation”) below your Base Compensation on the Effective Date; or (4) the Company’s failure to provide substantially comparable benefits in the aggregate to those provided to similarly situated employees of the Company.

(d) Release of Claims. “Release of Claims” means a waiver by you of all employment-related obligations of the Company and all claims and causes of action against the Company.

5. Term of Agreement. This Agreement will have an initial term of one year. On each annual anniversary of he Effective Date, this Agreement automatically will renew for an additional term of one year unless at least six months prior to such anniversary, you or the Company gives the other party written notice that the Agreement will not be renewed. If you have a termination of employment that entitles you to receive the payments and benefits descried in Section 2, this Agreement will not terminate until all of your and the Company’s obligations under the Agreement have been satisfied. If you have a termination of employment that does not entitle you to receive the payments and benefits descried in Section 2, this Agreement will terminate on the date you terminate employment.

6. At-Will Employment. The Company and you acknowledge that your employment is and will continue to be at-will, as defined under applicable law.

7. Non-Solicitation of Employees. You agree that for a period of one year following the Termination Date, you will not either directly or indirectly solicit, induce, recruit or encourage any of the Company’s employees to leave their employment, or take away such employees, or attempt to solicit, induce, recruit, encourage, take away or hire employees of the Company, either for yourself or any other person or entity.

8. Assignment. This Agreement will be binding upon and become of advantage to (a) your heirs, executors and legal representatives upon your death and (b) any successor of the Company. Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes. For this purpose, “successor” means (i) any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company, or (ii) any former subsidiary of the Company that ceases to be as such as the result of the Company distributing the securities of such subsidiary to the Company’s stockholders (a “Spin-Off”). None of your rights to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution. Any other attempted assignment, transfer, conveyance or other disposition of your right to compensation or other benefits will be null and void.

9. Notices.

(a) General. All notices, requests, demands and other communications called for by this Agreement will be in writing and will be deemed given (1) on the date of delivery if delivered personally, (2) one day after being sent by a well established commercial overnight service, or (3) four days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors at the following addresses, or at such other addresses as the parties may later designate in writing:

If to the Company:

PalmSource, Inc.

1240 Crossman Ave.

Sunnyvale, CA 94089

Attn: Vice President, Legal Affairs

If to you:

at your last residential address known by the Company.

(b) Notice of Termination. Any termination by the Company for Cause or by you for Good Reason must be communicated by a notice of termination to the other party. The notice will indicate the specific termination provision in this Agreement relied upon, will set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and will specify the date of your employment termination (which will not be more than 30 days after the giving of such notice). Any failure on your part to include in the notice any fact or circumstance which contributes to a showing of Good Reason will not waive any of your rights under this Agreement or prevent you from asserting that fact or circumstance in enforcing this Agreement.

10. Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement will continue in full force and effect without said provision.

11. Entire Agreement. This Agreement, your Management Retention Agreement and the agreements evidencing any Company stock options and restricted stock granted to you represent the entire agreement and understanding between the Company and you concerning your severance arrangements with the Company or any of its subsidiaries, and supersedes and replaces any and all prior agreements and understandings concerning your severance arrangements with the Company.

12. Arbitration.

(a) General. In consideration of your service to the Company, its promise to arbitrate all employment related disputes and your receipt of the compensation, pay raises and other benefits paid to you by the Company, at present and in the future, you agree that any and all controversies, claims, or disputes with anyone (including the Company and any employee, officer, director, shareholder or benefit plan of the Company in their capacity as such or otherwise) arising out of, relating to, or resulting from your service to the Company under this Agreement or otherwise or the termination of your service with the Company, including any breach of this Agreement, shall be subject to binding arbitration under the Arbitration Rules set forth in California Code of Civil Procedure Section 1280 through 1294.2, including Section 1283.05 (the “Rules”) and pursuant to California law. Disputes which you agree to arbitrate, and thereby agree to waive any right to a trial by jury, include any statutory claims under state or federal law, including, but not limited to, claims under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the California Fair Employment and Housing Act, the California Labor Code, claims of harassment, discrimination or wrongful termination and any statutory claims. You further understand that this Agreement to arbitrate also applies to any disputes that the Company may have with you.

(b) Procedure. You agree that any arbitration will be administered by the American Arbitration Association (“AAA”) and that a neutral arbitrator will be selected in a manner consistent with its National Rules for the Resolution of Employment Disputes. The arbitration proceedings will allow for discovery according to the rules set forth in the National Rules for the Resolution of Employment Disputes or California Code of Civil Procedure. You agree that the arbitrator shall have the power to decide any motions brought by any party to the arbitration, including motions for summary judgment and/or adjudication and motions to dismiss and demurrers, prior to any arbitration hearing. You agree that the arbitrator shall issue a written decision on the merits. You also agree that the arbitrator shall have the power to award any remedies, including attorneys’ fees and costs, available under applicable law. You understand the Company will pay for any administrative or hearing fees charged by the arbitrator or AAA except that you shall pay the first $200.00 of any filing fees associated with any arbitration you initiate. You agree that the arbitrator shall administer and conduct any arbitration in a manner consistent with the Rules and that to the extent that the AAA’s National Rules for the Resolution of Employment Disputes conflict with the Rules, the Rules shall take precedence.

(c) Remedy. Except as provided by the Rules, arbitration shall be the sole, exclusive and final remedy for any dispute between you and the Company. Accordingly, except as provided for by the Rules, neither you nor the Company will be permitted to pursue court action regarding claims that are subject to arbitration. Notwithstanding, the arbitrator will not have the authority to disregard or refuse to enforce any lawful Company policy, and the arbitrator shall not order or require the Company to adopt a policy not otherwise required by law which the Company has not adopted.

(d) Availability of Injunctive Relief. In addition to the right under the Rules to petition the court for provisional relief, you agree that any party may also petition the court for injunctive relief where either party alleges or claims a violation of this Agreement or any other agreement regarding trade secrets, confidential information, nonsolicitation or Labor Code §2870. In the event either party seeks injunctive relief, the prevailing party shall be entitled to recover reasonable costs and attorneys fees.

(e) Administrative Relief. You understand that this Agreement does not prohibit you from pursuing an administrative claim with a local, state or federal administrative body such as the Department of Fair Employment and Housing, the Equal Employment Opportunity Commission or the workers’ compensation board. This Agreement does, however, preclude you from pursuing court action regarding any such claim.

(f) Voluntary Nature of Agreement. You acknowledge and agree that you are executing this Agreement voluntarily and without any duress or undue influence by the Company or anyone else. You further acknowledge and agree that you have carefully read this Agreement and that you have asked any questions needed for you to understand the terms, consequences and binding effect of this Agreement and fully understand it, including that you are waiving your right to a jury trial. Finally, you agree that you have been provided an opportunity to seek the advice of an attorney of your choice before signing this Agreement.

13. No Oral Modification, Cancellation or Discharge. This Agreement may be changed or terminated only in writing (signed by you and an authorized officer of the Company).

14. Withholding. The Company is authorized to withhold, or cause to be withheld, from any payment or benefit under this Agreement the full amount of any applicable withholding taxes.

15. Governing Law. This Agreement will be governed by the laws of the State of California (with the exception of its conflict of laws provisions).

16. Acknowledgment. You acknowledge that you have had the opportunity to discuss this matter with and obtain advice from your private attorney, have had sufficient time to, and have carefully read and fully understand all the provisions of this Agreement, and are knowingly and voluntarily entering into this Agreement.

IN WITNESS WHEREOF, the undersigned have executed this Agreement on the respective dates set forth below:

Larry Slotnick

/s/ LARRY P. SLOTNICK	Date: June 6, 2003

PALMSOURCE, INC.

/s/ DAVID NAGEL David Nagel Chief Executive Officer	Date: June 6, 2003